Financial Advisor and Private Wealth Magazines Present

FIRST ANNUAL

Innovative Alternative Strategies

HOW ADVISORS CAN ACHIEVE PORTFOLIO DIVERSIFICATION AND ALPHA

FIRST ANNUAL

Innovative Alternative Strategies

HOW ADVISORS CAN ACHIEVE PORTFOLIO DIVERSIFICATION AND ALPHA

Presented by FA Financial Advisor Private Wealth

For financial professional use only. Do not distribute to the public
Currencies as
Currencies as
an Asset Class
an Asset Class
John Labuszewski, Moderator
Managing Director, Research & Product Development
CME Group
David Fingold*, Panelist
Vice President and Portfolio Manager
Dundee Wealth
Carl Resnick, Panelist
Managing Director, Portfolio Strategist
Rydex|SGI
Luciano Siracusano, Panelist
Chief Investment Strategist
WisdomTree
Stuart Thomas, Panelist
Principal
Next Investments
Filed Pursuant To Rule 433
Registration Nos. 333-163068, 333-164343, 333-168005, 333-167459,
333-164342, 333-159961, 333-150687, 333-159964, 333-168006
The slides set forth below were presented in connection with the First Annual Alternative Strategies conference in Chicago, Illinois on July 27, 2010.

FIRST ANNUAL
Innovative Alternative Strategies
HOW ADVISORS CAN ACHIEVE PORTFOLIO DIVERSIFICATION AND ALPHA
Presented by FA FINANCIAL ADVISOR Private Wealth

For financial professional use only. Do not distribute to the public
Applications for Currency ETPs
Applications for Currency ETPs
Buying international stocks and bonds inherently introduces some exposure to fluctuating currency values, which can significantly impact returns for U.S. investors.
International
Hedging
Equipped with currency ETPs, investors can make calls on the future value of any given pair of currencies. For example, an investor who believes the U.S. dollar will weaken compared to the euro may choose to go long the CurrencyShares® Euro Trust, while an investor who thinks the euro is relatively overvalued may choose to short the trust instead.
Speculation
i.e. Popular Carry
Trade,
where investors profit on the interest rate differential
between two currencies. A simple version of the trade can be achieved by purchasing a high-yielding currency ETP and shorting a low-yielding one.
Alpha
Strategies
Just as investors diversify their international stock and bond portfolios to reduce risk, investors can also diversify their cash allocations.
Diversifying
Cash

FIRST ANNUAL
Innovative **Alternative Strategies**
HOW ADVISORS CAN ACHIEVE PORTFOLIO DIVERSIFICATION AND ALPHA
Presented by FA FINANCIAL ADVISOR Private Wealth

For financial professional use only. Do not distribute to the public
Benefits of Currency in an ETP Format
Benefits of Currency in an ETP Format
•
Accessibility
•
Transparency
•
Cost-effectiveness
•
Flexibility
•
Choice
•
Liquidity
Shares of each CurrencyShares Trust may not be suitable for all investors. The value of the shares of each CurrencyShares Trust relates directly to the value of the foreign currency held by the particular Trust. This creates a concentration risk associated with fluctuations in the price of the applicable foreign currency. Accordingly, a decline in the price of that currency will have an adverse effect on the value of the shares of the particular CurrencyShares Trust. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations. Shares of each CurrencyShares Trust can be bought and sold through a broker; as such, investors may be required to pay brokerage commissions in connection with a purchase or sale. There can be no assurance that an active trading market for the shares of any CurrencyShares Trust will develop or be maintained. For a more complete discussion of risk factors applicable to each CurrencyShares Trust, carefully read the particular Trust's prospectus.

FIRST ANNUAL
Innovative **Alternative Strategies**
HOW ADVISORS CAN ACHIEVE PORTFOLIO DIVERSIFICATION AND ALPHA
Presented by FA FINANCIAL ADVISOR Private Wealth

For financial professional use only. Do not distribute to the public
Source data: Charts created by Rydex|SGI using data from Standard & Poor’s, Bloomberg and FactSet.
This information is intended to be general in nature and should not be construed as investment advice nor a recommendation of any specific security or strategy.
Correlations displayed are based on past performance, which is no guarantee of future results. The indices are unmanaged and not available for direct investment.
*Rydex|SGI offers funds with investment strategies similar to the referenced asset classes. However, performance presented is that of the referenced
index or indicator and not that of any Rydex|SGI fund.
Correlation
(1/1/2000 through 6/30/2010)
Correlation
Correlation
1.00 0.14 -0.08 -0.04
Bloomberg 1-Month CD Index (cash)
1.00 -0.24 -0.22
Barclays Capital U.S. Aggregate
Bond Index
US Dollar
Index
S&P 500
Barclays
Capital U.S.
Aggregate
Bond Index
Bloomberg 1-
Month CD
Index (cash)
US Dollar Index 1.00
S&P 500 -0.02 1.00
Currency has historically offered a low correlation to other asset classes like stocks and bonds, which in turn helps lower portfolio risk and boost overall returns.

FIRST ANNUAL
Innovative **Alternative Strategies**
HOW ADVISORS CAN ACHIEVE PORTFOLIO DIVERSIFICATION AND ALPHA
Presented by FA FINANCIAL ADVISOR Private Wealth

For financial professional use only. Do not distribute to the public
Important Disclosure
Important Disclosure
•This
information must be accompanied by a current prospectus. Please read the prospectus carefully before investing. The CurrencyShares Trusts are not investment companies registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act.
•The
issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by visiting the Trust's web site at www.CurrencyShares.com. Alternatively, the issuer, any
Authorized Participants or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 877.RYDEX34.
Please read the prospectus carefully before investing.
Each CurrencyShares® ETP has a deposit account denominated in each of the nine currencies. Interest earned, if any, accrues daily. Interest remaining after trust expenses are paid, if any, and is distributed to shareholders on a monthly basis.
Each of the
CurrencyShares®
Australian Dollar Trust,
CurrencySharesS®
British
Pound Sterling Trust,
CurrencyShares®
Canadian Dollar Trust,
CurrencyShares® Euro Trust, CurrencyShares® Japanese Yen Trust,
CurrencyShares®
Mexican Peso Trust,
CurrencyShares®
Russian Ruble Trust,
CurrencyShares®
Swedish Krona Trust and
CurrencyShares®
Swiss Franc Trust
(each a “Trust” and collectively, the “Trusts”) has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates.
CurrencyShares
®
is a registered trademark of Rydex Holdings, LLC. Rydex
Specialized Products, LLC, d/b/a Rydex|SGI, is the sponsor of each of the
CurrencyShares Trusts.
Rydex Distributors, Inc., an affiliate of Rydex|SGI, is the distributor of each of
the CurrencyShares Trusts.
CurrencyShares®
Australian Dollar Trust FXA
CurrencyShares® British Pound Sterling Trust
FXB
CurrencyShares®
Canadian Dollar Trust FXC
CurrencyShares® Swedish Krona
Trust FXS
CurrencyShares®
Mexican Peso Trust FXM
CurrencyShares®
Euro Trust FXE
CurrencyShares®
Swiss Franc Trust FXF
CurrencyShares®
Japanese Yen Trust FXY
CurrencyShares®
Russian Ruble Trust XRU
Contact us: 800.258.4332
or visit
www.currencyshares.com